UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PACKETEER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2007

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Wednesday, May 23, 2007, at 10:00 a.m. local time, at the Cypress Hotel, 10050 South De Anza Boulevard, Cupertino, CA 95014. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Packeteer by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope or follow the instructions on the proxy card to vote by telephone or electronically through the Internet. Returning your proxy card or voting by telephone or electronically through the Internet will ensure that your shares will be represented if you later decide not to attend the meeting. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of Packeteer’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Packeteer’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,
Dave Côté
President and Chief Executive Officer

PACKETEER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 23, 2007

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of Packeteer, Inc., a Delaware corporation, will be held on May 23, 2007 at 10:00 a.m. local time, at the Cypress Hotel, 10050 South De Anza Boulevard, Cupertino, CA 95014, for the following purposes:

1. To elect two directors to hold office for a 3-year term and until their respective successors are elected and qualified.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on March 30, 2007 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal executive offices located at 1021 North De Anza Boulevard, Cupertino, California 95014.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Record holders may also vote electronically via the Internet or telephonically by following the instructions on the proxy card. Our transfer agent, who is tabulating votes cast for the meeting, will count the last vote received from a stockholder, whether delivered by telephone, proxy or ballot or electronically via the Internet. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the broker, bank or other nominee a proxy issued in his or her name.

By order of the Board of Directors,

David C. Yntema
Secretary

Cupertino, California
April 13, 2007

IMPORTANT:

Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. In the alternative, you may cast your votes by telephone or electronically via the Internet. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

SOLICITATION AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMMITTEES OF THE BOARD OF DIRECTORS
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS AND BUSINESS
EQUITY COMPENSATION PLAN INFORMATION
TRANSACTION OF OTHER BUSINESS

PACKETEER, INC.
10201 North De Anza Boulevard
Cupertino, CA 95014
(408) 873-4400

PROXY STATEMENT
2007 ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Packeteer, Inc., a Delaware corporation (“Packeteer,” “Company,” “we,” “us,” and “our”), for use at our annual meeting of stockholders to be held on May 23, 2007, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 13, 2007.

SOLICITATION AND VOTING

Voting Securities.  Only stockholders of record as of the close of business on March 30, 2007 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 35,976,326 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. For purposes of determining the presence of a quorum, abstentions and “broker non-votes” will be counted by the Company as present at the meeting. Abstentions will also be counted by the Company in determining the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted in determining the number of votes cast with respect to a proposal.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized Common Stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies.  We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we have retained MacKenzie Partners, a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $4,000 plus reasonable out-of-pocket expenses.

Voting of Proxies.  All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to Packeteer (attention: David C. Yntema, Secretary) at our principal executive offices a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) electronically via the Internet or (3) by telephone. Specific instructions to be followed by any registered stockholder interested in voting electronically via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote electronically via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of three classes, who will serve until the annual meetings of stockholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The terms of Dave Côté and Gregory E. Myers will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve on the Board of Directors at the meeting. Management’s nominees for election by the stockholders to those two positions are Messrs. Côté and Myers. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2010 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Vote Required and Recommendation of the Board

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, which means that if the quorum requirements are met, the two nominees receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” the nominees Dave Côté and Gregory E. Myers.

The following table sets forth, for our current directors, including the nominees to be elected at this meeting, information with respect to their ages and background.

		Director
Name	Age	Since

Directors nominated for election at the 2007 Annual Meeting of Stockholders:
Dave Côté	52	2002
Gregory E. Myers	56	2006
Directors whose terms expire at the 2008 Annual Meeting of Stockholders:
Steven J. Campbell	65	1996
Craig W. Elliot	46	1996
Joseph A. Graziano	63	1996
Directors whose terms expire at the 2009 Annual Meeting of Stockholders:
L. William Krause	64	2001
Bernard F. (Bud) Mathaisel	62	2004
Peter Van Camp	51	2001

Directors whose terms expire at the 2007 Annual Meeting of Stockholders

Dave Côté has served as our President, Chief Executive Officer and as a director since October 2002. From April 1997 to October 2002, Mr. Côté served as Vice President of Worldwide Marketing and Communication ASSPs (Application-Specific Standard Products) for Integrated Device Technology, Inc., a semiconductor company. From January 1995 to November 1996, Mr. Côté served as Vice President of Marketing and Customer Support for ZeitNet Inc., which was acquired by Cabletron in 1996. From 1979 to 1995, he served in various marketing and sales positions, most recently as Director of Marketing at SynOptics, Inc. (now Nortel Networks). Mr. Côté holds an M.B.A. from California State University at Sacramento and a B.S. from the University of California at Davis.

Gregory E. Myers has served as a director since July 2006. From January 1999 to December 2005, Mr. Myers served as Vice President of Finance and Chief Financial Officer of Symantec Corporation, a provider of Internet security technology. Prior to his role as Symantec’s Chief Financial Officer, Mr. Myers served Symantec in various senior finance positions, beginning in September 1993. Mr. Myers served as a member of Maxtor Corporation’s

Board of Directors from August 2003 until its sale to Seagate Technology in May 2006. He also served on the Board of Directors of Inktomi Corporation, an Internet software company, before it was acquired by Yahoo! Inc. in March 2003. Currently, Mr. Myers is a private investor and sits on the Board of Directors and heads the audit committee for WebRoot Corporation, a privately held Internet Security company. Mr. Myers holds an undergraduate degree from Cal-State University, Hayward and holds an M.B.A. from Santa Clara University.

Directors whose terms expire at the 2008 Annual Meeting of Stockholders

Steven J. Campbell has served as Chairman of the Board of Directors since our inception in January 1996 and served as our Chief Executive Officer from January 1996 through April 1996. Mr. Campbell was a founder of StrataCom, Inc., a network switching equipment company which was acquired by Cisco Systems in July 1992. At StrataCom, Mr. Campbell was employed from January 1986 to June 1986 as Chief Executive Officer, and then from June 1986 to 1990 as Vice President of Engineering and Operations. He headed the PBX development at Rolm Communications, Inc., a telecommunications company, from 1978 through 1983 and held various positions at Intel Corporation from 1972 through 1978. Mr. Campbell holds a B.S. in electrical engineering from Oregon State University and an M.S. in electrical engineering from Santa Clara University.

Craig W. Elliott has served as a director since April 1996. From April 1996 until his retirement in May 2002, Mr. Elliott served as President and Chief Executive Officer of Packeteer. Prior to joining Packeteer, Mr. Elliott served as International General Manager of Apple, Inc.’s Online Internet Division from January 1991 to March 1996. From November 1987 to May 1990, Mr. Elliott served as Apple’s Product Business Manager in charge of Networking and Communication Products. Mr. Elliott holds a B.S. from Iowa State University.

Joseph A. Graziano has served as a director since February 1996. From June 1989 to December 1995, Mr. Graziano was Executive Vice President and Chief Financial Officer of Apple, Inc. and served as a director of Apple from June 1993 until October 1995. From May 1987 to June 1989, Mr. Graziano served as Chief Financial Officer of Sun Microsystems, Inc. From October 1981 to May 1985, he was Chief Financial Officer of Apple Computer, Inc. Mr. Graziano holds a B.S. in accounting, received an honorary doctorate of business from Merrimack College and is a certified public accountant.

Directors whose terms expire at the 2009 Annual Meeting of Stockholders

L. William Krause has served as a director since March 2001. Mr. Krause has been President of LWK Ventures, a private investment firm, since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Brocade Communication Systems, Inc., Core-Mark Holding, Inc., Sybase, Inc., and Trizetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary doctorate of science from The Citadel.

Bernard F. (Bud) Mathaisel has served as a director since December 2004. From August 1999 through September 2006, Mr. Mathaisel was Chief Information Officer of Solectron Corporation where he also held the title of Corporate Vice President from 1999 to 2004 and Senior Vice President from 2004 to 2006, and where he was responsible for global information technology, facilities, environmental health and safety, and all business continuity. Prior to joining Solectron, Mr. Mathaisel served as CIO of Ford Motor Company, where he had world-wide responsibility for IT, e-commerce and Ford’s process-leadership group. Prior to Ford, Mr. Mathaisel was a national partner at Ernst & Young LLP where he founded and directed their Center for Business Innovation in Boston, Massachusetts. Mr. Mathaisel has also held executive positions at Walt Disney Company and Temple, Barker and Sloane, Inc. Mr. Mathaisel holds a B.S. in aeronautics and astronautics and an M.S. in Operations Research from Massachusetts Institute of Technology.

Peter Van Camp has served as a director since May 2001. Mr. Van Camp serves as the Executive Chairman of Equinix, Inc., an Internet infrastructure services company, where he also served as Chief Executive Officer from May 2000 through April 2007. Prior to joining Equinix in May 2000, he served as President, Americas Region for

UUNet, an Internet services company and a division of WorldCom, Inc., beginning in January 1997. From October 1982 until January 1997, Mr. Van Camp served as Vice President of Sales and subsequently President of CompuServe Network Services, the corporate data networking division of CompuServe, Inc., a network services company. Mr. Van Camp holds a B.S. in accounting with a concentration in computer science from Boston College.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, other than Mr. Côté, our current President and Chief Executive Officer, each of the members of the Board of Directors is an independent director for purposes of applicable Nasdaq rules.

The Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our Board of Directors has determined that each member of the Audit Committee satisfies the additional independence requirements for audit committee members set forth in applicable Nasdaq and SEC rules. Our Board of Directors has also determined that each member of the Compensation Committee satisfies the additional independence requirements for our Compensation Committee members set forth in the charter of the Compensation Committee posted on our website at http://www.packeteer.com/company/investors/corpgov.cfm.

Director Attendance at Meetings

The Board of Directors held nine meetings during 2006. Each of the standing committees of the Board of Directors held the number of meetings indicated below. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during 2006.

The following table sets forth the members of each of the standing committees during 2006 and the number of meetings held by each such committee:

Committees of the Board of Directors

Nominating
and Corporate
Name of Director	Audit	Compensation	Governance
Dave Côté
Steven J. Campbell	Member
Craig W. Elliott		Member during 2006(1)
Joseph A. Graziano	Chairman and Financial Expert		Member
L. William Krause		Chairman	Chairman
Bernard F. (Bud) Mathaisel	Member
Gregory E. Myers	Member (2)
Peter Van Camp		Member
Number of Meetings:	6	7	5

(1)	Mr. Elliott resigned as a member of the Compensation Committee on January 4, 2007.

(2)	Mr. Myers became a member of the Board of Directors and the Audit Committee on July 18, 2006.

Director Attendance at Annual Meetings of Stockholders

We make every effort to schedule our annual meeting of stockholders at a time and date to maximize attendance by our directors taking into account their schedules. All of our directors are expected to make every effort to attend our annual meeting of stockholders absent an unavoidable and irreconcilable conflict. Messrs. Côté, Elliott, and Mathaisel attended our 2006 annual meeting of stockholders.

Board Committees

Audit Committee.  The Audit Committee functions under a charter that is available on our website at: http://www.packeteer.com/company/investors/corpgov.cfm. The primary functions of the Audit Committee include: (i) overseeing our accounting and financial reporting processes and the audits of our financial statements, including monitoring the adequacy of our system of financial reporting and internal accounting controls and procedures; (ii) reviewing the qualifications, independence and performance, and approving the terms of engagement, of our independent registered public accounting firm; (iii) reviewing and pre-approving any audit and permissible non-audit services that may be performed by our independent registered public accounting firm; (iv) reviewing and approving any related party transactions; (v) reviewing with our management and the independent registered public accounting firm our interim and year-end operating results; (vi) reviewing our critical accounting policies and the application of accounting principles; and (vii) preparing any reports required under SEC rules.

The Board of Directors has determined that all of the members of the Audit Committee possess the level of financial literacy required by applicable Nasdaq and SEC rules and that Mr. Graziano is an audit committee financial expert as defined by SEC rules. In addition, each of the members of the Audit Committee, including Mr. Graziano, satisfies the independence requirements for audit committee members set forth in applicable Nasdaq and SEC rules.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee.  The Compensation Committee functions under a charter that is available on our website at: http://www.packeteer.com/company/investors/corpgov.cfm. The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) reviewing and approving the compensation of our executive officers, including the Chief Executive Officer; (ii) reviewing director compensation; (iii) administering our equity incentive plans; and (iv) preparing any reports required under SEC rules.

More specifically, the Compensation Committee’s scope and authority with respect to executive officer compensation include: (i) review and approval of all compensation for the Chief Executive Officer, including incentive compensation, in consultation with the Board of Directors; (ii) review and approval of annual performance goals and objectives relevant to Chief Executive Officer compensation and review of his performance in light of these goals and objectives; (iii) the making of recommendations to the Board of Directors regarding incentive-based and equity-based compensation plans in which executive officers participate; (iv) review and approval of salaries, incentive-based awards and equity-based awards for our executive officers; (v) oversight of the evaluation of management; (vi) administration of our incentive-based or equity-based compensation plans consistent with the provisions of such plans; (vii) approval of all employment, severance or change in control agreements, or other supplemental benefits applicable to executive officers; (viii) periodic review of and rendering of advice to the Board of Directors concerning regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our director and executive officer compensation; and (ix) periodic review of changes to director compensation and recommendation of such changes to the Board of Directors. The Compensation Committee charter provides for delegation of any of our Compensation Committee’s duties or responsibilities to subcommittees or to one member of the committee.

When considering and determining the compensation paid to our executive officers and directors, the Compensation Committee typically begins its annual process in the fall and finalizes new compensation arrangements in the beginning of the new year. The Compensation Committee generally meets at regular and special meetings with our Vice President of Human Resources and Compensia, a compensation consultant. The Compensation Committee also seeks input from other non-employee members of our Board of Directors and specific recommendations from our Chief Executive Officer as to compensation for executive officers other than the Chief Executive Officer. During a portion of each meeting, the Compensation Committee meets in executive session.

Compensia was engaged by the Compensation Committee in June 2006 to help the Compensation Committee evaluate and determine executive compensation philosophy and programs for executive officer compensation, Board of Director compensation and employee equity compensation. Compensia generally attends meetings of the

Compensation Committee and also communicates with the Compensation Committee outside of meetings. Compensia reports to the Compensation Committee rather than to management, although Compensia may meet with management from time to time for purposes of gathering information that management may provide to the Compensation Committee. Currently, Compensia does not provide any other services to Packeteer and receives compensation only with respect to the services provided to the Compensation Committee. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

Our Board of Directors has determined that each current member of the Compensation Committee satisfies the additional independence requirements for our Compensation Committee members set forth in the charter of the Compensation Committee. On January 24, 2007, the Board of Directors approved revisions to the charter setting forth new independence standards for Compensation Committee members. In anticipation of these changes, Mr. Elliott, a member of the Compensation Committee during 2006, resigned on January 4, 2007.

For more information on our Compensation Committee and its philosophy, please refer to the section entitled “Compensation Discussion and Analysis.” The Report of the Compensation Committee is included immediately following the Compensation Discussion and Analysis.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee functions under a charter that is available on our website at: http://www.packeteer.com/company/investors/corpgov.cfm. The primary functions of the Corporate Governance and Nominating Committee include: (i) identifying and selecting or recommending director nominees for each election of directors; (ii) developing and recommending to the Board of Directors criteria for selecting qualified director candidates; (iii) considering committee member qualifications, appointment and removal, (iv) recommending codes of conduct and compliance mechanisms applicable to Packeteer; and (v) providing oversight in the evaluation of the Board of Directors and each committee.

Director Nominations

When considering the nomination of directors for election at an annual meeting, the Corporate Governance and Nominating Committee reviews annually the results of an evaluation performed by the Board of Directors, and the needs of the Board of Directors for various skills, experience or other characteristics. The Corporate Governance and Nominating Committee’s assessment of the Board of Directors’ needs includes issues of diversity, age, skills such as an understanding of technology, finance, marketing, manufacturing and international business, and expected contributions to the Board of Directors.

When reviewing a potential candidate for nomination as director, including an incumbent who intends to stand for re-election, the Corporate Governance and Nominating Committee considers the perceived needs of the Board of Directors, the candidate’s relevant background, experience, skills and expected contributions, and the qualification standards established from time to time by the Corporate Governance and Nominating Committee. With respect to such standards, it is the Corporate Governance and Nominating Committee’s goal to assemble a Board of Directors that has a diversity of experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our global activities. In addition, the Corporate Governance and Nominating Committee believes that members of the Board of Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. In addition to the benefits of diverse viewpoints, the Corporate Governance and Nominating Committee may also take into account the benefits of a constructive working relationship among directors. Members of the Board of Directors are expected to rigorously prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated criteria for director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem, from time to time, are in the best interests of Packeteer and our stockholders.

The Corporate Governance and Nominating Committee considers candidates for directors proposed by directors, management or stockholders, and evaluates any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Corporate Governance and Nominating Committee believes that the

Board of Directors requires additional candidates for nomination, it engages, as appropriate, a third party search firm to assist in identifying qualified candidates. As part of the nominating process, all incumbent directors and non-incumbent nominees are required to submit a completed form of directors’ and officers’ questionnaire and all incumbent directors may be required to participate in a self-assessment process. The nomination process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Corporate Governance and Nominating Committee.

In addition, stockholders may recommend or nominate directors for election at an annual meeting, provided the advance notice requirements set forth in our Bylaws have been met. Candidates recommended by stockholders will be evaluated against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Communications with Directors

Any stockholder who wishes to contact our Chairman of the Board of Directors or any of the other members of the Board of Directors may do so in writing by mail to: Chairman of the Board of Directors, c/o Corporate Secretary, Packeteer, Inc., 10201 North De Anza Boulevard, Cupertino, California 95014; or by email to our Corporate Secretary: dyntema@packeteer.com. The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary in consultation with our corporate counsel. The Board of Directors or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which outlines the principles of legal and ethical business conduct under which we do business. The Code of Business Conduct and Ethics is applicable to all of our directors, officers and employees. The Code is available at http://www.packeteer.com/company/investors/corpgov.cfm. Any substantive amendment or waiver of the Code relating to executive officers or directors will be made only after approval by a committee comprised of a majority of our independent directors and will be promptly disclosed on our website within four business days.

Corporate Governance Principles

In July 2006, we adopted Corporate Governance Principles that address the role of the Board of Directors, composition of the Board of Directors, criteria for Board of Directors membership and other Board of Directors governance matters. These principles are available on our website at http://www.packeteer.com/company/investors/corpgov.cfm.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for 2006 were Messrs. Krause (Chairman), Van Camp and Elliott. Except for Mr. Elliot, who served as President and Chief Executive Officer of Packeteer from April 1996 until his retirement in May 2002, none of the members of the Compensation Committee have ever been employees or officers of Packeteer.

During 2006, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K and none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or Board of Directors.

For information on the compensation paid to the members of the Board of Directors, please see the section entitled “Director Compensation” under the heading “Executive Compensation.”

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of Packeteer has selected KPMG LLP as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2007. KPMG LLP has acted in such capacity since its appointment in 1996. A representative of KPMG LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Packeteer incurred the following fees for services rendered by KPMG LLP in the years ended December 31, 2006 and 2005:

	2006	2005

Audit Fees(1)	$1,617,200	$992,700
Audit-Related Fees	$0	$0
Tax Fees(2)	$199,800	$186,240
All Other Fees(3)	$0	$694

Total Fees	$1,817,000	$1,179,634

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Audit fees also included audit services related to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding our internal controls over financial reporting.

(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning. This category includes a transfer pricing study for our Canadian subsidiary and analysis of our cost sharing arrangements and cost allocation methodologies with our international subsidiaries.

(3)	All Other Fees consist of fees for products and services other than the services reported above. In 2005, this category included fees related to subsidiary statutory filing requirements.

The Audit Committee has determined that all services performed by KPMG LLP are compatible with maintaining the independence of KPMG LLP. In accordance with SEC rules, the Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services permitted by SEC rules governing auditor independence.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report his or her pre-approval decisions, if any, to the Audit Committee at its next meeting. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is 12 months.

Vote Required and Recommendation of the Board

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of our Common Stock, either in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Stockholder ratification of the selection of KPMG LLP as independent auditors is not required by our Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this selection of our independent registered public accounting firm is not approved by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of an independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Packeteer’s and our stockholders’ best interest.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the Audit Committee’s appointment of KPMG LLP as Packeteer’s independent registered public accounting firm for the year ending December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Packeteer’s audited financial statements for the year ended December 31, 2006, which include the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, and the notes thereto.

The Audit Committee oversees Packeteer’s financial reporting process on behalf of the Board of Directors, reviews the financial information issued to stockholders and others, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of discussions in the financial statements, and monitors the systems of internal control and the audit process. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. KPMG LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

Review with Management

The Audit Committee has reviewed and discussed Packeteer’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, (Communications with the Audit Committee) as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Packeteer that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Steven J. Campbell
Joseph A. Graziano, Chairman
Bernard F. (Bud) Mathaisel
Gregory E. Myers

EXECUTIVE OFFICERS

Our executive officers and information concerning their ages and background as of April 1, 2007 are listed below:

Name	Age	Title

Dave Côté	52	President, Chief Executive Officer and Director
Arturo Cázares(1)	45	Vice President, Worldwide Sales
Manuel R. Freitas	58	Vice President, Operations and Customer Support
Alan Menezes	47	Vice President, Marketing
Nelu Mihai	51	Vice President, Engineering
Greg Pappas	44	Vice President, Human Resources
David C. Yntema	62	Chief Financial Officer and Secretary

Dave Côté has served as our President, Chief Executive Officer and director since October 2002. From April 1997 to October 2002, Mr. Côté served as Vice President of Worldwide Marketing and Communication ASSPs (Application-Specific Standard Products) for Integrated Device Technology, Inc., a semiconductor company. From January 1995 to November 1996, Mr. Côté served as Vice President of Marketing and Customer Support for ZeitNet Inc., which was acquired by Cabletron in 1996. From 1979 to 1995, he served in various marketing and sales positions, most recently as Director of Marketing at SynOptics, Inc. (now Nortel Networks). Mr. Côté holds a B.S. from the University of California at Davis and an M.B.A. from California State University at Sacramento.

Arturo Cázares has served as our Vice President, Worldwide Sales since January 2004. Previously, he served as Senior Vice President, Worldwide Sales and Marketing at Menlo Worldwide, a supply chain logistics and transportation company, from September 2002 to January 2004. From July 1992 through August 2002, Mr. Cázares served in various executive management positions at 3Com Corporation. Most recently, Mr. Cázares was Vice President, Sales, Service & Marketing for 3Com’s Business Connectivity Company from June 2001 through September 2002 and as Vice-President of Worldwide Services of 3Com from April 2001 to June 2001. Mr. Cázares served as Vice President for 3Com EMEA from April 1999 through April 2001, and prior to that Mr. Cázares was Vice President for 3Com Americas International. Prior to 3Com, Mr. Cázares worked at Sun Microsystems and Fujitsu America. Mr. Cázares holds a B.S. in electrical engineering and an M.B.A. from Stanford University.

Manuel R. Freitas has served as our Vice President, Operations and Customer Support since May 2000. Mr. Freitas served as an independent operations management consultant from April 1999 until November 1999 and then again from February 2000 through May 2000. From November 1999 to February 2000, he served as Vice President of Customer Operations for Vividence Corporation, an Internet services company. From February 1990 to March 1999, Mr. Freitas served in various positions at Adobe Systems, Inc., including Vice President of Worldwide Customer Operations from October 1995 to March 1999, interim Vice President of Sales and Support for the Americas from April 1998 to November 1998 and Director of OEM and Developer Support from February 1990 to September 1995. Prior to joining Adobe, Mr. Freitas served in product management, field operations management, and sales management positions at Schlumberger Technologies from 1980 to 1989. Mr. Freitas holds a B.A. in business administration from William Patterson College.

Alan Menezes has served as our Vice President of Marketing since February 2007. From August 2005 through February 2007, Mr. Menezes served as Corporate Vice President, Marketing and Business Development at Wavion , a Wi-Fi (wireless fidelity) company. Prior to joining Wavion, he was Vice President of Marketing at Aperto Networks, a WiMAX (worldwide interoperability for microwave access) equipment provider, from November 1999 through August 2005. From 1983 through 1998, Mr. Menezes held various marketing and engineering positions at AccessLan Communications, Allied Telesyn International, 3Com, DSC and Nortel. In 1989, Mr. Menzes also co-founded OnStream Networks, a provider of broadband access solutions which was subsequently acquired by 3Com. He holds a B.S. in electrical engineering from the University of Alberta, Canada.

 (1) Mr. Cázares resigned as an officer of Packeteer on April 4, 2007. The information in this Proxy Statement has not otherwise been updated to reflect such resignation.

Nelu Mihai has served as our Vice President, Engineering since January 2006. Mr. Mihai served as Senior Vice President of Engineering and Operations at Cloudshield Technologies, a provider of servers for network traffic inspection, from April 2003 to March 2004. From April 2004 to January 2006, Mr. Mihai was a consultant for early stage private software, telecom, security and network semiconductor companies. In 2002, he co-founded SLA partners, an international consulting firm. From December 1999 to December 2001 he served as Chief Executive Officer and Chief Operating Officer of CPlane Inc, a telecommunication software company. Prior to 1999, he worked for six years at Bell Labs and AT&T, his last position there being Division Manager. Before 1994, he served in different positions at various Silicon Valley startup companies specializing in real time operating systems and at nuclear research institutes in Western Europe. Mr. Mihai holds a M.S. in computer engineering from Polytechnic University of Bucharest and a Ph.D in computer science from the Institute of Atomic Physics, Bucharest, with the doctorate work done at CERN Geneva, Switzerland.

Greg Pappas has served as our Vice President of Human Resources since November 2005. From July 2004 through October 2005, Mr. Pappas served as Vice President of Human Resources of Extended Systems, Inc., a mobility software company. From June 2000 through July 2004, Mr. Pappas served as Vice President of Human Resources for GlobalEnglish Corporation, an Internet e-learning company. Prior to joining GlobalEnglish, from November 1998 through June 2000 Mr. Pappas served as Vice President of Human Resources for Inference Corporation, a knowledge management software company acquired by E-Gain Corporation. Mr. Pappas holds a B.S. in human resource administration from Kennedy-Western University.

David C. Yntema has served as our Chief Financial Officer and Secretary since January 1999. From May 1994 through August 1998, Mr. Yntema served as Chief Financial Officer and Vice President, Finance and Administration of VIVUS, Inc., a pharmaceutical company. Prior to joining VIVUS, Mr. Yntema served as Chief Financial Officer for EO, Inc., a handheld computer company; MasPar Computer Corporation, a massively parallel computer company; and System Industries, a storage subsystem company; and has held a variety of other financial and general management positions. Mr. Yntema holds a B.A. in economics and business administration from Hope College and an M.B.A. from the University of Michigan and is a certified public accountant.

There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee is empowered to discharge the Board’s responsibilities relating to compensation and benefits for our executive officers. The Compensation Committee seeks to set compensation and benefits such that the total compensation paid to our executive officers is reasonable, competitive and reflective of corporate and individual performance.

Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that delivers compensation opportunities at levels generally consistent with market competitive practice, but provides for differentiated levels of actual compensation based on individual and company performance. Further, the Compensation Committee believes in creating a strong alignment between the interests of our executives and our stockholders by linking a significant portion of executive compensation to growth in the market value of our stock. We operate in a very competitive industry and are located in Silicon Valley where competition for executives is intense. Therefore, we have the additional objective of offering compensation programs that preserve our ability to attract and retain superior executives and providing competitive compensation to key employees relative to the compensation paid to similarly situated executives of our peer companies.

The Compensation Committee’s objective is to structure our short and long-term incentive-based executive compensation programs to motivate executives to achieve our business goals and reward the executives for achieving these goals. In the process in developing a 2006 program to meet these goals, both management and our

Compensation Committee engaged consultants. During 2005 through early 2006, management engaged an individual compensation consultant to assist management in collecting market data and developing recommendations for the Compensation Committee. Also in 2005, the Compensation Committee engaged Aon Consulting, Inc., an independent compensation consulting firm, to conduct a review of our 2005 executive compensation program and to assist the Compensation Committee in considering 2006 executive compensation. When considering factors relevant to 2006 executive compensation, the Compensation Committee reviewed relevant market data that had been prepared by management’s consultant and subsequently validated by Aon. The Compensation Committee was also presented with corresponding alternatives to consider when making 2006 compensation decisions for our executive officers.

After finalizing the 2006 executive compensation program, the Compensation Committee determined it would be appropriate to engage a consultant to provide ongoing consultation services to the Compensation Committee. Accordingly, the Compensation Committee engaged Compensia in June 2006 for these services, which included assistance with the development of our 2007 executive compensation program.

Generally, the Compensation Committee begins each annual process in the fall and finalizes new compensation arrangements in January of the following year. The Compensation Committee typically meets at regular and special meetings with our Vice President of Human Resources and the Compensation Committee’s compensation consultant. Starting in December 2006, outside legal counsel also generally attends meetings of the Compensation Committee. Prior to the hiring of our Vice President of Human Resources, our Chief Financial Officer generally attended meetings of the Compensation Committee.

The Compensation Committee seeks specific recommendations from our Chief Executive Officer as to compensation for executive officers other than the Chief Executive Officer, and additional input from non-employee members of our Board of Directors. Additionally, when determining compensation for our Chief Executive Officer, the Compensation Committee reviews the feedback of our executive officers with respect to our Chief Executive Officer’s performance.

In making compensation decisions, the Compensation Committee compares total compensation and each element of total compensation against a select peer group of publicly-traded networking and technology industry companies of similar size and organizational scope. The companies currently comprising the select peer group are:

Blue Coat Systems	MRV Communications	Secure Computing
Extreme Networks	NETIQ	SonicWALL
F5 Networks	NetScout Systems	WatchGuard Technologies
Foundry Networks	Novatel Wireless	Websense
Internet Security Systems	Redback Networks

In addition the Compensation Committee also considers supporting data from industry surveys regarding a group of similarly-sized (by revenue and headcount) peers. The companies in the select peer group and in the similarly-sized group are not necessarily our direct competitors for customers, but are potential competitors for executive talent.

For each executive position, the Compensation Committee generally targets its consultant’s assessment of the approximate median of the competitive range of both the select peer group and the similarly sized group as the level of compensation that would allow us to attract and retain talented officers. However, while evaluation of our executive compensation market data is an important factor in evaluating executive compensation packages as a whole, the Compensation Committee has determined that our executive compensation will not be based solely on specific, predetermined market levels. Departures from market levels may occur based upon the experience level, responsibilities, past performance and expected contributions of the individual.

A significant percentage of total compensation is incentive-based. The Compensation Committee determines the allocation between either cash and non-cash or short-term and long-term incentive compensation on an annual basis, after reviewing information provided by its compensation consultant. There is no pre-established plan or target for such allocation. Rather, the Compensation Committee establishes an annual policy based on its goal to align our executive compensation program with relevant strategic objectives.

Compensation Elements

In order to align executive compensation with our compensation philosophy, our executive officer compensation package contains three primary elements: base salary, cash bonuses and annual equity-based awards. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees in the geographic location in which they are based. Each component of our executive compensation program is designed to reward different aspects of performance. The Compensation Committee sets executive officer base salary compensation at a level that it believes enables us to attract and retain strong executive talent. Our short-term incentive compensation program is designed to provide short-term incentives to our executives through cash bonus awards. Pay-outs, if earned, are made on a semi-annual basis and are determined based upon our achievement of designated corporate financial goals, including revenue and operating income results, compared to our financial plan for the related period. Our long-term incentive compensation program is designed to provide long-term incentives through equity-based awards that reward our executives for increasing stockholder value over time. Through 2006, our long-term incentive compensation program included only stock options subject to time based vesting. Starting in 2007, the Compensation Committee modified the long-term incentive compensation program to include a combination of stock options subject to time based vesting and performance share awards subject to vesting based upon long-term financial performance.

With the exceptions of a modified short-term incentive compensation program for our Vice President of Worldwide Sales, severance benefits payable to our Chief Executive Officer and Chief Financial Officer and certain change in control benefits payable to our Chief Executive Officer, our executive compensation packages do not differentiate between our executives listed in the Summary Compensation Table below, referred to in this Proxy Statement as our Named Executive Officers, and other executive officers.

Base Salary

Our executive base salaries are based upon individual and company performance and the individual’s expected contribution and experience, as well as the annual evaluation of market data of peer companies. In the process of determining base compensation for 2006, the Compensation Committee considered data prepared by management’s consultant and confirmed by Aon reflecting that, on average, our executive base salaries generally trailed the select peer group and similarly-sized peer group median by 8% at the end of 2005. Effective January 2006, executives received an increase from 2005 which ranged between 0% and 10.4%. Mr. Pappas, a new hire in late 2005, and Mr. Cázares, our Vice President of Worldwide Sales, did not receive an increase in their base salaries. In the process of determining base compensation for 2007, Compensia presented data reflecting that our overall executive base salaries, on average, were expected to trail select peer group and similarly-sized peer group median by 8% by the end of 2006. Effective January 2007, each of our executive officers received an increase in base salary from 2006 which ranged between 2.2% to 10.7%.

Short Term Incentive Compensation

Our short term incentive compensation is structured as a performance-based cash bonus plan. The cash bonuses for all of our executive officers are based on an assigned target incentive rate, expressed as a percentage of each officer’s annual base salary. The cash bonuses are awarded on the basis of our performance by comparing our actual revenue and operating income results against revenue and operating income goals established semi-annually by the Board of Directors for the first and second half of the year. The Compensation Committee believes revenue and operating income to be the best measures of financial success and believes that performance at or above revenue and operating income goals will ultimately translate into improved stockholder value. The revenue and operating income goals for 2006 performance represented a substantial stretch beyond our corresponding results for 2005. Although the Compensation Committee realized that achievement of the 2006 goals would be very difficult, it also believed that the goals were appropriate based on a review of the potential market demand for our products.

If earned, bonuses are paid semi-annually and are based on the assigned target incentive amount for the applicable six month period. The target incentive amount for each such period is equal to one-half of the officer’s annual base salary multiplied by the target incentive rate. For example, if the officer’s annual base salary is $100,000 and the target incentive rate is 40%, then in each semi-annual period the target incentive amount would be

$20,000. The bonus actually earned for each semi-annual period is adjusted upward or downward based on our actual revenue and operating income performance in comparison to a revenue goal and operating income goal. Our Compensation Committee believes that semi-annual cash bonuses are reasonable and effective tools for incentivizing executive performance when tied to our achievement of these financial performance goals.

For executive officers other than Mr. Cázares, 67% of the aggregate bonus earned for a period is based on achievement of the revenue goal and the remaining 33% is based on achievement of the operating income goal. For each semi-annual period, we must achieve at least 80% of our revenue goal and positive operating income in order for these executives to receive any bonus. Achievement of both goals at target levels results in a semi-annual bonus payment equal to the target incentive amount for the period. The threshold for a minimum payment under the revenue component is 80% of the revenue goal. At this level of performance, such minimum payment is 50% of the target amount payable under the revenue component. Achievement of the revenue goal in excess of 80% will increase the amount payable under the revenue component on a linear basis, subject to a performance cap of 120% resulting in a maximum payment equal to 150% of the target amount payable under the revenue component. The threshold for a minimum payment under the operating income component is 95% of the operating income goal. At this level of performance, such minimum payment is 50% of the target amount payable under the operating income component. Any achievement of the operating income goal above 100% will not increase the amount payable under the operating income component beyond the target level payment.

Our formula for determining Mr. Cázares’ short-term incentive compensation differs as it is intended to emphasize performance of the sales organization and reward him for this performance against our revenue goals. Accordingly, 75% of Mr. Cázares’ short-term incentive compensation is based upon achievement of revenue quotas under the sales commission plan and is paid monthly. The remaining 25% of the short-term incentive compensation for Mr. Cázares is a cash bonus based on our achievement of the operating income goal and which is paid semi-annually. Annual revenue quotas under the sales commission plan are derived from the semi-annual budgets approved by the Board of Directors at the beginning of each year and confirmed or adjusted semi-annually.

In setting target incentive rates for 2006, the Compensation Committee determined that our Chief Executive Officer’s target incentive rate did not provide a compensation opportunity consistent with that of Chief Executive Officers at our peer companies and that pre-existing target incentives for each of our executives were within the appropriate range. Accordingly, our Chief Executive Officer’s target incentive rate was increased from 60% to 70% and the target incentive rates for executives other than the Chief Executive Officer were unchanged from the prior year.

Based upon the above, the 2006 executive compensation elements approved by the Compensation Committee for the Named Executive Officers, and the target incentive amounts actually earned by such persons under the 2006 performance-based cash bonus plan, were as follows:

		2006 Base Salary			2006 Annual Target		2006 Annual Target
		Rate (Annualized)	2006 Target		Incentive Amount		Incentive Earned
Officer Name	Position	($)	Incentive Rate		($)		($)(1)

Dave Côté	CEO & President	375,000	70%		262,500		212,223
David C. Yntema	Chief Financial Officer	265,000	40%		106,000		85,698
Arturo Cázares	VP Worldwide Sales	230,000	90	%(2)	51,750	(2)	25,875	(2)
Manuel R. Freitas	VP Operations and Customer Support	225,000	40%		90,000		72,762
Nelu Mihai	VP Engineering	230,000	40%		92,000		69,554
Former Officer:
David Puglia	VP Marketing	237,000	40%		94,800		49,110	(3)

(1)	Reflects annual target incentive earned for 2006 performance. Actual bonus compensation for performance in the second half of 2006 was paid in early 2007.

(2)	As described above, Mr. Cázares’ Annual Target Incentive Amount of $51,750 represents 25% of the Target Incentive Rate multiplied by his base salary rate. Mr. Cázares’ Annual Target Incentive Earned of $25,875 was paid based upon our partial achievement of the operating income goals. In addition to the Annual Target

Incentive Amount, Mr. Cázares was eligible to earn short-term incentive compensation under the sales commission plan in an amount equal to 75% of the Target Incentive Rate multiplied by his base salary, or $155,250. For 2006, Mr. Cázares earned $157,993 under the sales commission plan.

(3)	Mr. Puglia was no longer an employee effective November 30, 2006 and was therefore ineligible to receive a bonus under our performance-based cash bonus plan for the semi-annual period ended December 31, 2006. For other payments made to Mr. Puglia in connection with his departure, please see the Summary Compensation Table below.

Other Bonus Payments

We may also grant one time performance bonuses based on individual contributions and responsibilities rather than financial metrics. In January 2007, we paid discretionary bonuses to Messrs. Cázares and Freitas in the amount of $6,000 each and to Messrs. Yntema and Mihai in the amount of $7,500 each. These bonuses were recommended by our Chief Executive Officer and approved by the Compensation Committee in recognition of contributions made during 2006 in connection with the acquisition and integration of Tacit Networks. Additionally, pursuant to authority granted to our Chief Executive Officer from the Compensation Committee, Mr. Freitas was awarded other bonus compensation valued at approximately $8,000 in recognition of additional management duties he performed in 2005 and 2006 while we were searching for a Vice President, Engineering.

Long-Term Incentive Compensation

For 2006 and prior years, the Compensation Committee awarded long-term incentive compensation through stock option awards, with the objective of providing executives with compensation tied to improvements in the market price of our Common Stock. These grants are designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage Packeteer from the perspective of an owner with an equity stake in the company. For 2006, annual grants were approved at our regularly scheduled Board of Directors meeting on January 25, 2006. Each option permits the officer to acquire shares of our Common Stock at a price per share equal to the closing price per share of our Common Stock as reported on Nasdaq Global Select Market on January 25, 2006. Contingent upon the officer’s continued employment, one-quarter of the options vest after 12 months following the grant date and the balance vest monthly over the following three years. Accordingly, the option will provide a return to the executive officer only if the officer remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option award granted to each executive officer in 2006 was set by the Compensation Committee at a level that was intended to create a meaningful opportunity for stock ownership based upon the individual’s current position, the individual’s personal performance in recent periods, the individual’s potential for future responsibility and promotion over the option term, comparison of award levels in prior years and comparison of award levels earned by executives at our peer companies and similarly-sized companies in our broad industry group. The Compensation Committee also took into account the number of unvested options held by the executive officer in order to maintain an appropriate level of retention value for that individual. The relative weight given to each of these factors varied from individual to individual. The Compensation Committee also reviewed compensation survey data for Packeteer’s industry prepared and analyzed by management’s consultant and Aon. The Compensation Committee approved stock option awards for executive officers in 2006 ranging from 50,000 shares to 110,000 shares. Messrs. Pappas and Mihai each received an option grant at the time they started employment in late 2005 and early 2006, respectively, in each case based upon the offer we negotiated with them. Further information about these grants is reflected in the Summary Compensation table and the Grants of Plan-Based Awards table.

During the latter part of 2006, the Compensation Committee began working with Compensia to consider adjustments in our long-term incentive compensation approach. In early 2007, the Compensation Committee determined that the annual long-term incentive award for executive officers should include both an option award as well as an additional type of incentive in the form of a performance share award. When determining the appropriate allocation between these awards, the Compensation Committee sought to achieve a balance between the focus on share value appreciation represented by option awards and the focus on long-term revenue and operating income performance represented by performance share awards. For 2007, this goal resulted in a mix of award types in which the annual stock option award generally constitutes approximately 65% of the aggregate target award, and the performance share award (if vested at target levels as described below) generally constitutes approximately 35% of the aggregate target award.

Each performance share awarded represents the right to receive one share of our Common Stock following the end of a three-year performance period, subject to applicable vesting terms. The right vests based on the achievement of a specific revenue growth rate and average annual operating margin goals and continued employment of the executive through a specified vesting date following the end of the performance period. If our performance against these financial measures falls below certain minimum levels, no performance shares will vest. If our performance against these measures is at target levels, our executives will vest in the target number of shares subject to the awards, which range from 20,000 to 50,000. If our performance against these financial measures exceeds target levels, the number of performance shares vesting will exceed 100% of the target number of shares, subject to a maximum of 250%.

All equity awards to our employees, including executive officers, have been granted at fair market value on the date of grant and are reflected in our consolidated financial statements. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. However, we typically schedule a Compensation Committee meeting and make annual grants on the date of our regular Board of Directors meeting in January of each year, as well as on the hire date for new employees.

Compensation Committee Philosophy on Change in Control and Severance Benefits

In July 2006, the Compensation Committee approved certain change in control benefits for our executives and certain additional severance benefits for Dave Côté, our Chief Executive Officer, and David C. Yntema, our Chief Financial Officer. For a summary and quantification of the change in control and the severance benefits, please see the discussion under the section entitled “Executive Compensation — Potential Payments upon a Termination or Change in Control” below. The Compensation Committee determined to provide change in control arrangements in order to mitigate some of the risk that exists for executives working in an environment where there is a meaningful likelihood that we may be acquired. Our change in control and severance arrangements are intended to attract and retain qualified executives who may have attractive alternatives absent these arrangements. The change in control arrangements are also intended to mitigate a potential disincentive to consideration and execution of an acquisition, particularly where the services of these executive officers may not be required by the acquirer. The Compensation Committee, with the help of Compensia, noted that over 75% of our select peer group companies provide change in control benefits to executive officers, and the Compensation Committee designed this policy to be in line with the practices in this peer group. Similarly, the Compensation Committee determined that severance benefits for our Chief Executive Officer and Chief Financial Officer were appropriate for these positions based on competitive market data provided by Compensia.

While the Compensation Committee determined that it was appropriate to approve change in control and severance benefits for our executives, it awarded benefits that it believes are aligned at the lower end of the spectrum of competitive practices. For example, accelerated vesting of equity awards only occurs in limited circumstances, such as a termination or resignation in specified circumstances following a change in control or if awards are not assumed by the acquiring or successor company in a change of control. Only two of our executive officers, our Chief Executive Officer and Chief Financial Officer, are entitled to severance benefits other than those relating to a change in control. Separately, cash payments awarded in connection with any qualified termination or resignation are determined as a multiple of base salary alone, rather than multiples of base salary and bonus. No gross up for excise taxes are payable in connection with severance or change in control benefits. Additionally, the Compensation Committee believes that the terms “cause” and “resignation for good reason” in our change in control and severance benefit arrangements and our performance award agreements are carefully defined to support reasonable transition considerations and our goal of retaining our executives through an acquisition.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as our 1999 employee stock purchase plan; medical, dental, vision, group life, disability, and accidental death and dismemberment insurance; and our 401(k) plan, in each case on the same basis as other employees. Except in limited circumstances, it is our policy not to provide any special perquisites or benefits to executive officers.

Tax Considerations

The Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code in determining the mix of elements of executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our Named Executive Officers to $1 million annually. The stock options and performance share awards granted to our executive officers under our 1999 Stock Incentive Plan, or the 1999 Plan, are intended to be treated under current federal tax law as performance-based compensation exempt from the limitation on deductibility. Salaries and bonuses paid under our annual bonus program do not qualify as performance-based compensation for purposes of Section 162(m). The Compensation Committee intends to consider the impact of Section 162(m) on the deductibility of future executive compensation, but reserves the right to provide for compensation to executive officers that may not be fully deductible.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Packeteer, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

THE COMPENSATION COMMITTEE

L. William Krause, Chairman
Peter Van Camp

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the year ended December 31, 2006 by our Chief Executive Officer, our Chief Financial Officer, our three other most highly-compensated executive officers and David Puglia, a former executive officer who would have been included among the three other most highly compensated executive officers had he continued to serve as an executive officer through December 31, 2006. These individuals are referred to in this Proxy Statement as our “Named Executive Officers.”

2006 SUMMARY COMPENSATION TABLE

							Non-Equity	All
						Option	Incentive Plan	Other
		Salary		Bonus		Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)		($)(2)		($)(3)	($)(2)	($)(4)		($)

Dave Côté	2006	375,000		0		1,022,105	212,223	1,929		1,611,257
President and Chief Executive Officer
David C. Yntema	2006	265,000		7,500		425,510	85,698	3,785		787,493
Chief Financial Officer
Arturo Cázares	2006	387,993	(5)	6,000		692,037	25,875	492		1,112,397
Vice President Worldwide Sales
Manuel R. Freitas	2006	225,000		14,089	(6)	425,510	72,762	2,060		739,421
Vice President Operations and Customer Support
Nelu Mihai(7)	2006	215,256		7,500		477,363	69,554	1,084		770,757
Vice President, Engineering
Former Officer:
David Puglia	2006	244,595		0		560,337	49,110	131,260	(8)	985,302
Former Vice President Marketing

(1)	Unless otherwise noted, reflects the annual base salaries paid to the Named Executive Officers in 2006.

(2)	Performance-based bonuses are generally paid under our performance-based cash bonus plan and the amounts of such bonuses are reported under the Non-Equity Incentive Plan Compensation column. Additional discretionary bonuses awarded by the Compensation Committee are reported under the Bonus column. Unless otherwise noted, the amounts reported under the Bonus column represent discretionary cash bonuses awarded to several executive officers for contributions made during 2006 in connection with the acquisition and integration of Tacit Networks. These discretionary bonuses were approved by the Compensation Committee on January 31, 2007.

(3)	Dollar amount of compensation expense related to stock options recognized for financial statement reporting purposes in accordance with FAS 123(R). The assumptions used in the calculation of these amounts are included in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	Unless otherwise noted, represents premiums paid for group term life insurance benefits.

(5)	Represents (a) $230,000 in annual salary and (b) $157,993 in commissions earned in 2006.

(6)	Represents (a) $6,000 in a discretionary cash bonus for performance related to the Tacit acquisition and (b) $8,089 in an additional discretionary bonus awarded to Mr. Freitas in recognition of additional management duties he performed in 2005 and 2006 while we were searching for a Vice President, Engineering. This additional discretionary bonus was awarded by the Chief Executive Officer pursuant to authority granted by our Compensation Committee.

(7)	Mr. Mihai commenced employment with Packeteer in January 2006.

(8)	Represents $1,023 in premiums paid for group term life insurance benefits while Mr. Puglia was our employee. Mr. Puglia’s resigned his employment with us effective November 30, 2006 and pursuant to a separation agreement, Mr. Puglia is entitled to receive $98,750 in severance, $20,000 in a negotiated bonus and up to $11,487 in COBRA benefits. The foregoing reported amount for COBRA benefits assumes Mr. Puglia is not covered under another employer’s group health plan through April 30, 2007. As a result of the resignation of Mr. Puglia’s employment, unvested options held by Mr. Puglia to purchase 144,480 shares of our Common Stock were cancelled. For more information regarding Mr. Puglia’s separation agreement, see the section entitled “Potential Payments upon Termination or Change in Control — Benefits Paid to Mr. Puglia upon Separation.”

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the year ended December 31, 2006 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other
					Option
					Awards:
					Number of			Grant Date Fair
					Securities		Exercise or Base	Value of
					Underlying		Price of	Stock and
			Target	Maximum ($)	Options		Awards	Option Awards
Name	Grant Date	Threshold ($)(2)	($)	(3)	(#)(4)		($/sh)	($)(5)

Dave Côté	1/25/2006	87,938	262,500	350,438	110,000		9.51	572,002
David C. Yntema	1/25/2006	35,510	106,000	141,510	50,000		9.51	260,001
Arturo Cázares(6)	1/25/2006	0	51,750	51,750	50,000		9.51	260,001
Manuel R. Freitas	1/25/2006	30,150	90,000	120,150	50,000		9.51	260,001
Nelu Mihai	1/25/2006	30,820	92,000	122,820	175,000	(7)	9.51	910,002
Former Officer:
David Puglia(8)	1/25/2006	31,758	94,800	126,558	50,000		9.51	260,001

(1)	We award short term incentive compensation under our performance-based cash bonus plan as described under the section entitled “Compensation Discussion and Analysis — Short Term Incentive Compensation.” The amounts under the Threshold, Target and Maximum columns assume that identical performance levels are achieved in both semi-annual periods. The actual amount paid to each Named Executive Officer in 2006 under the performance-based cash bonus plan is set forth above in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(2)	Assumes achievement of 80% of the revenue goal and positive operating income at a level less than 95% of the operating income goal for both semi-annual periods. See the section entitled “Compensation Discussion and Analysis — Short Term Incentive Compensation” for more information.

(3)	Assumes achievement of 120% of revenue goal and 100% of the operating income goal for both semi-annual periods. See the section entitled “Compensation Discussion and Analysis — Short Term Incentive Compensation” for more information.

(4)	Options to purchase our Common Stock vest and become exercisable at the rate of: (a) 25% of the shares upon completion of 12 months of service following the date of grant and (b) the remainder of the shares in 36 equal monthly installments upon completion of each additional month of service thereafter. See the section entitled “Executive Compensation — Potential Payments upon a Termination or Change in Control” for a description of applicable acceleration features.

(5)	Reflects the grant date fair value of each equity award in accordance with FAS 123(R). The assumptions used in the calculation of this amount are included in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(6)	Mr. Cázares’ short term incentive compensation under our performance-based cash bonus plan is calculated on a different basis than for other Named Executive Officers. See the section entitled “Compensation Discussion and Analysis — Short Term Incentive Compensation” for more information.

(7)	Reflects the initial option grant awarded to Mr. Mihai upon his hire as our new Vice President, Engineering.

(8)	As a result of Mr. Puglia’s resignation from employment with us effective November 30, 2006, he was not eligible to receive cash payouts under the short-term incentive program for the semi-annual period ended December 31, 2006. Additionally, unvested options to purchase 144,480 shares of our Common Stock held by Mr. Puglia were cancelled.

Outstanding Equity Awards at Year-End

The following table sets forth certain information with respect to the unexercised options held by our Named Executive Officers as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	OPTION AWARDS(1)
		Number of
	Number of	Securities
	Securities	Undrlying
	Underlying	Unexercised
	Unexercised	Options		Option Exercise
	Options(#)	(#)		Price	Option Expiration
Name	Exercisable	Unexercisable		($)	Date

Dave Côté	36,718	782		8.36	1/22/2013
	407,000	0		3.50	10/7/2012
	91,145	33,855		19.40	1/28/2014
	66,125	71,875		14.00	1/26/2015
	0	110,000		9.51	1/25/2016
David C. Yntema	30,000	0		48.06	1/26/2010
	30,000	0		16.88	1/29/2011
	43,541	0		4.71	10/22/2011
	107,708	2,292		8.36	1/22/2013
	29,166	10,834		19.40	1/28/2014
	28,750	31,250		14.00	1/26/2015
	0	50,000		9.51	1/25/2016
Arturo Cázares	160,416	59,584		18.10	1/12/2014
	23,958	26,042		14.00	1/26/2015
	0	50,000		9.51	1/25/2016
Manuel R. Freitas	45,000	0		12.00	5/24/2010
	30,000	0		16.88	1/29/2011
	25,667	2,292		8.36	1/22/2013
	29,166	10,834		19.40	1/28/2014
	28,750	31,250		14.00	1/26/2015
	0	50,000		9.51	1/25/2016
Nelu Mihai	0	175,000	(2)	9.51	1/25/2016
Former Officer:
David Puglia(3)	113,020	0		12.15	2/28/2007
	27,500	0		14.00	2/28/2007

(1)	Options vest and become exercisable at the rate of: (a) 25% of the shares upon completion of 12 months of service measured from the date of grant and (b) the remainder of the shares in 36 equal monthly installments upon completion of each additional month of service thereafter. See the section entitled “Executive Compensation — Potential Payments upon a Termination or Change in Control” for a description of applicable acceleration features.

(2)	Reflects the initial option grant awarded to Mr. Mihai upon his hire as our new Vice President, Engineering.

(3)	In connection with Mr. Puglia’s resignation from employment with us effective November 30, 2006, unvested options to purchase 144,480 shares of our Common Stock held by Mr. Puglia were cancelled.

Option Exercises and Stock Vested

The following table sets forth certain information concerning option exercises by our Named Executive Officers during the year ended December 31, 2006:

OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)

Dave Côté	43,000	360,530
David C. Yntema	0	0
Arturo Cázares	0	0
Manuel R. Freitas	15,167	69,494
Nelu Mihai	0	0
Former Officer:
David Puglia	0	0

(1)	Based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.

Potential Payments upon Termination or Change in Control

Corporate Transaction in which Options are Not Assumed

Each outstanding option granted under the Discretionary Option/Stock Appreciation Rights Grant Program under our 1999 Plan, including options held by our Named Executive Officers, will automatically vest in full upon a “corporate transaction” if the option is not assumed or otherwise continued in effect by the successor corporation or replaced with an equivalent cash incentive program. In addition, any outstanding unvested shares of our Common Stock that were issued under the Discretionary Option/Stock Appreciation Rights Grant Programs or under the Restricted Stock/Restricted Stock Unit Program under the 1999 Plan will automatically vest in full upon a corporate transaction if our repurchase rights with respect to those shares are not assigned to the successor corporation or otherwise continued in effect.

Under the 1999 Plan, a “corporate transaction” is generally defined as the occurrence of:

•	an acquisition of Packeteer by a stockholder-approved merger,

•	a merger in which voting stock is transferred to the persons who acquired control pursuant to either (i) the completion of a tender or exchange offer for more than 50% of our outstanding voting stock or (ii) a change in the majority of the Board of Directors effected through one or more contested elections for membership on the Board of Directors, or

•	a sale of substantially all of our assets.

Estimated Benefit to our Named Executive Officers upon a Corporate Transaction in which Options are Not Assumed

The following table provides an estimate of the incremental benefit our Named Executive Officers would receive from the accelerated vesting of their options upon a corporate transaction in which the options are not assumed or otherwise continued in effect by the successor, and assumes that the triggering event for such accelerated vesting occurred on December 29, 2006, the last business day of our most recently completed fiscal year. This table does not reflect the value of equity awards granted after December 29, 2006.

Value of Acceleration of
Name	Vesting of Options ($)(1)

Dave Côté	453,998
David C. Yntema	216,510
Arturo Cázares	204,500
Manuel R. Freitas	216,510
Nelu Mihai	715,750

(1)	Reflects 100% acceleration of vesting of options that were unvested on December 29, 2006. Value of acceleration is calculated as the difference between the closing market price per share of our Common Stock on December 29, 2006 of $13.60 and the exercise price per share of unvested options having an exercise price per share less than $13.60.

Benefits Payable to Executives Other than the Chief Executive Officer and Chief Financial Officer upon Involuntary Termination or Resignation for Good Reason Following a Change in Control

In March 2007, we entered into Change in Control Agreements with each of our executive officers other than Dave Côté, our Chief Executive Officer, and David Yntema, our Chief Financial Officer, reflecting benefits that were initially approved by the Compensation Committee in July 2006. Pursuant to these Change in Control Agreements, if, within 12 months following a “change in control,” the executive officer is involuntarily terminated without “cause” or resigns for “good reason,” he will be entitled to the following benefits provided that he executes a release of claims:

•	a lump sum cash severance payment equal to 18 months of base salary;

•	continuation of health insurance, life insurance and long-term disability benefits for 12 months following termination;

•	accelerated vesting in full of any outstanding stock option or other equity award that was granted with an exercise price equal to or greater than the fair market value of the underlying shares on the grant date; and

•	accelerated vesting of 50% of the then unvested portion of any outstanding restricted stock, restricted stock unit, performance share (other than the performance share awards granted in January 2007, discussed further below) or other outstanding equity award that does not have an exercise price or that was granted with an exercise price less than fair market value of the underlying shares on the grant date.

The following are summaries of terms defined in the Change in Control Agreements:

“Change in control” is generally defined as the occurrence of:

•	any acquisition of beneficial ownership of more than 50% of our outstanding voting stock;

•	an acquisition of Packeteer by merger;

•	a change in the majority of our Board of Directors effected through one or more contested elections for membership on the Board of Directors; or

•	a sale of substantially all of our assets.

“Cause” for involuntary termination is generally defined as any of the following actions by the executive:

•	theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any of our documents or records;

•	material failure to abide by our code of conduct or other policies;

•	misconduct that results in a required accounting restatement;

•	unauthorized use, misappropriation, destruction or diversion of any of our tangible or intangible assets or corporate opportunity;

•	any intentional act which has a material detrimental effect on our reputation or business;

•	repeated failure or inability to perform any reasonable assigned duties after written notice, and a reasonable opportunity to cure, such failure or inability;

•	any material breach of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement which is not cured pursuant to the terms of such agreement;

•	failure to cooperate in a corporate investigation; or

•	conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the executive’s ability to perform his duties on our behalf.

“Good reason” for resignation is generally defined as the occurrence, during the period commencing upon the date of the consummation of a change in control and ending on the date 12 months thereafter, of any of the following conditions without executive’s informed written consent, which condition remains in effect ten business days after executive’s written notice of such condition:

•	a material, adverse change in the executive’s title, duties or responsibilities;

•	a decrease in the executive’s base salary rate or target bonus amount;

•	a relocation of the executive’s work place that increases the executive’s regular commute by more than 50 miles one-way; or

•	a material breach by us or our successor of the agreement providing for change in control benefits following the consummation of a change in control.

In addition to the foregoing benefits, each executive officer will continue to be indemnified to the fullest extent permitted by applicable law against liability arising out of his service as an officer and will be entitled to advancement of fees and expenses incurred to the fullest extent permitted by law. We or our successor will be required to continue coverage of the former executive officer under a policy of directors’ and officers’ liability insurance for six years.

Pursuant to the Change in Control Agreements, each executive officer has agreed to continue to abide by the terms of our confidentiality and proprietary rights agreement and to non-solicitation of our employees and customers for 12 months following an involuntary termination of employment without cause or a resignation for good reason within 12 months after a change in control. The Change in Control Agreements have a three year term that will automatically be extended if it would otherwise expire during the period between a public announcement of a definitive agreement for a change in control and the earlier of the termination of such definitive agreement or twelve months following the change in control. The extended term will then automatically expire upon the earlier of such termination or twelve months following the change in control.

Benefits Payable to our Chief Executive Officer and our Chief Financial Officer upon Involuntary Termination or Resignation for Good Reason Following a Change in Control

In March 2007, we entered into a Severance and Change in Control Agreement with each of Messrs. Côté and Yntema, reflecting severance benefits that were initially approved by the Compensation Committee in July 2006.

These Severance and Change in Control Agreements supersede the severance and change in control provisions contained in Mr. Côté’s employment agreement and Mr. Yntema’s offer letter. Pursuant to these Severance and Change in Control Agreements, if, within 12 months following our change in control, Mr. Côté or Mr. Yntema is involuntarily terminated without cause or resigns for good reason, he will be entitled to the same benefits to which other executives are entitled under the Change in Control Agreements in the same circumstances, provided he executes a release of claims against us, except that Mr. Côté will be entitled to a lump sum cash severance payment equal to 24 months of base salary rather than 18 months. The Severance and Change in Control Agreements also contain the additional terms included in the Change in Control Agreements outlined above, and utilize the same definitions of “change in control,” “cause” and “good reason.”

Estimated Benefits Payable to our Named Executive Officers upon Involuntary Termination or Resignation for Good Reason Following a Change in Control

The following table provides an estimate of the incremental benefits that would be paid or provided to a Named Executive Officer if such executive is involuntarily terminated without cause or resigns for good reason within 12 months following our change in control, and assumes that the triggering event for such payments occurred on December 29, 2006. This table does not include the value of (i) any accrued benefits that were earned and payable as of that date, including bonuses deemed earned by the executive pursuant to the terms of the Change in Control Agreements, (ii) any accrued benefits that are generally available to salaried employees which do not discriminate in scope, terms or operation in favor of executive officers, or (iii) any equity awards granted after December 29, 2006.

			Health, Life
			Insurance	Value of
	Lump Sum Cash		and Long-Term	Acceleration of	Total
	Payment		Disability Benefits	Vesting of	Payments
Name(1)	($)(2)		($)(3)	Options ($)(4)	($)

Dave Côté	750,000	(5)	16,134	453,998	1,220,132
David C. Yntema	397,500		11,941	216,510	625,951
Arturo Cázares	345,000		6,275	204,500	555,775
Manuel R. Freitas	337,500		11,909	216,510	565,919
Nelu Mihai	345,000		16,134	715,750	1,076,884

(1)	See the section entitled “Benefits Paid to Mr. Puglia upon Separation” below for disclosure related to Mr. Puglia.

(2)	Unless otherwise noted, consists of a lump sum cash payment equal to 18 months of 2006 base salary at the monthly base salary rate in effect immediately prior to the assumed termination date of December 29, 2006.

(3)	Consists of 12 months of continued health insurance, life insurance and long-term disability benefits. The value of these benefits is based on the premium cost as in effect on December 29, 2006.

(4)	Reflects 100% acceleration of vesting of options that were unvested on December 29, 2006. Value of acceleration is calculated as the difference between the closing market price per share of our Common Stock on December 29, 2006 of $13.60 and the exercise price per share of unvested options having an exercise price per share less than $13.60.

(5)	Consists of a lump sum cash payment equal to 24 months of 2006 base salary at the monthly base salary rate in effect immediately prior to the assumed termination date of December 29, 2006.

Options and Performance Share Awards Granted to our Executive Officers after December 31, 2006

In January 2007, we granted stock options and performance share awards to our executive officers that are not included in the above tables. Unlike the stock options granted to our executive officers, the performance share awards are not covered by the Change in Control Agreements and Severance and Change in Control Agreements. Instead, pursuant to the terms of the agreements governing these performance share awards, the vesting of the target number of shares subject to each such award will accelerate in full upon a “corporate transaction” in which the award is not assumed or continued by our successor or replaced by our successor with a substantially equivalent award. If the award is assumed by, continued or replaced by our successor, but the executive is involuntarily terminated without cause within 12 months following the corporate transaction, the shares subject to the award will vest in a number equal to the target number of shares subject to the award multiplied by the greater of (i) 50% or (ii) the percentage of the performance period that has elapsed as of the officer’s termination date. There will be no acceleration of vesting of the shares subject to the award in connection with an executive’s resignation for any reason. The performance share award agreements utilize the definition of “cause” used in the Change in Control Agreements, and the definition of “corporate transaction” used in the 1999 Plan.

Involuntary Termination Other than Following a Change of Control

Other than the Severance and Change in Control Agreements with our Chief Executive Officer and our Chief Financial Officer, we do not have arrangements with any of our executive officers providing for the payment of benefits upon the termination of employment by us other than within 12 months of our change in control. Pursuant to the Severance and Change in Control Agreements, each of Messrs. Côté and Yntema are entitled to the following cash severance payment from us if his employment is terminated by us without cause other than within 12 months following a change in control, provided that he executes a release of claims against us:

•	In the case of Mr. Côté, a lump sum cash severance payment equal to 12 months of his base salary; and

•	In the case of Mr. Yntema, a lump sum cash severance payment equal to nine months of his base salary.

Estimated Benefits Payable to our Named Executive Officers upon Involuntary Termination Other than Following a Change in Control

The following table provides an estimate of the incremental benefits that would be paid to a Named Executive Officers if the executive is terminated by us without cause other than within 12 months following our change in control, and assumes that the triggering event for such payments occurred on December 29, 2006. This table does not include the value of (i) any accrued benefits that were earned and payable as of that date, including bonuses deemed earned by the executive pursuant to the terms of the Severance and Change in Control Agreements, or (ii) any accrued benefits that are generally available to salaried employees which do not discriminate in scope, terms or operation in favor of executive officers.

Lump Sum Cash
Name	Payment ($)(1)

Dave Côté	375,000
David C. Yntema	198,750

(1)	Consists of a lump sum cash payment equal to 12 months of 2006 base salary in the case of Mr. Côté and nine months of 2006 base salary for Mr. Yntema, in each case at the monthly base salary rate in effect immediately prior to the assumed termination date of December 29, 2006.

Benefits Paid to Mr. Puglia upon Separation

On December 1, 2006, we entered into a separation agreement with David Puglia, our former Vice President, Marketing. Pursuant to this separation agreement, Mr. Puglia resigned his employment with us effective as of November 30, 2006. The principal terms of the agreement provide for our continuation of Mr. Puglia’s 2006 base salary through April 30, 2007 in the aggregate amount of $98,750, a negotiated bonus payment of $20,000 and our payment of his COBRA premiums through April 30, 2007, estimated to be $11,487, or such shorter period during which Mr. Puglia is not covered by another employer’s health plan. In connection with this agreement, Mr. Puglia provided a release of any claims he may have had against us and acknowledged his continuing obligations under a proprietary information and inventions agreement with us not to use or disclose any of our confidential or proprietary information without prior written authorization from us.

Compensation of Directors

The following table sets forth information concerning the compensation earned during 2006 by each person who served as a director during 2006:

	Fees Earned
	or Paid in	Option Awards
	Cash(2)	(3)(4)(5)	Total
Name(1)	($)	($)	($)

Steven J. Campbell	32,000	96,221	128,221
Craig W. Elliott	28,000	96,221	124,221
Joseph A. Graziano	46,000	96,221	142,221
L. William Krause	44,000	96,221	140,221
Bernard F. (Bud) Mathaisel	32,000	147,340	179,340
Gregory E. Myers(6)	16,000	55,497	71,497
Peter Van Camp	28,000	96,221	124,221

(1)	See the Summary Compensation Table for disclosure related to Dave Côté, who is also our Chief Executive Officer and President. Mr. Côté is our only employee director and does not receive any additional compensation for his services as a member of our Board of Directors.

(2)	Beginning January 1, 2006, each non-employee member of the Board of Directors who is an independent director for purposes of the applicable Nasdaq rules, is eligible to receive cash compensation in a year as follows:

• each member of the Board of Directors will receive an annual retainer of $20,000, payable at the rate of $5,000 per quarter;

• each member of the Audit Committee will receive an additional annual retainer of $12,000, payable at the rate of $3,000 per quarter; each member of the Compensation Committee will receive an additional annual retainer of $8,000, payable at the rate of $2,000 per quarter; and each member of the Corporate Governance and Nominating Committee will receive an annual retainer of $6,000, payable at the rate of $1,500 per quarter; and

• the chair of the Audit Committee will receive an additional annual retainer of $8,000, payable at the rate of $2,000 per quarter; the chair of the Compensation Committee will receive an additional annual retainer of $6,000, payable at the rate of $1,500 per quarter; and the chair of the Corporate Governance and Nominating Committee will receive an annual retainer of $4,000, payable at the rate of $1,000 per quarter.

(3)	Under the Automatic Option Grant Program for non-employee directors as currently in effect under the 1999 Plan, our non-employee directors are eligible to receive option grants as follows:

• each individual who first joins the Board of Directors as a non-employee director will be automatically granted, at the time of such initial election or appointment, an initial option to purchase 30,000 shares of our Common Stock, provided such person has not previously been in our employ; and

• each incumbent who is to continue to serve as a non-employee director after the date of each annual stockholders meeting, whether or not such individual is standing for re-election at that particular annual meeting, will be automatically granted, on the date of that annual meeting, an option to purchase 15,000 shares of our Common Stock.

Each option granted under the Automatic Option Grant Program has or will have an exercise price per share equal to the closing price per share on the Nasdaq Global Select Market (or its predecessor) on the grant date, and has or will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a member of the Board of Directors. Each option granted to a non-employee director under the Automatic Option Grant Program is immediately exercisable for all the shares subject to the option, but any shares purchased under the option will be subject to repurchase by Packeteer, at the exercise price paid per share, upon the optionee’s cessation of service on the Board of Directors prior to vesting in those shares. The shares subject to each initial option grant will vest in a series of six equal semi-annual installments upon the optionee’s completion of each six months of service on the Board of Directors over the 36 month period measured from the date of grant. The shares subject to each option granted in connection with and on the date of an annual stockholders meeting will vest in a series of two equal annual installments upon the optionee’s completion of each year of service as a member of the Board of Directors over the two-year period measured from the option grant date. The shares subject to each option granted to a non-employee director under the Automatic Option Grant Program will immediately vest in full upon a change in control or ownership as described in the 1999 Plan or upon the optionee’s death or disability while a member of the Board of Directors.

(4)	Dollar amount of compensation expense related to stock options recognized for financial statement reporting purposes in accordance with FAS 123(R). The assumptions used in the calculation of this amount are included in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	For each non-employee member of our Board of Directors, below is the aggregate grant date fair value of each option award granted to each non-employee member of our Board of Directors in 2006 computed in accordance with FAS 123(R) and the aggregate number of option awards outstanding on December 31, 2006. Assumptions used in the calculation of the grant date fair value are included in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

	Option Awards	Aggregate Grant	Option Awards
	Granted in 2006	Date Fair Value	Outstanding
Name	(#)	($)	(#)

Steven J. Campbell	15,000	89,254	86,000
Craig W. Elliott	15,000	89,254	460,000
Joseph A. Graziano	15,000	89,254	86,000
L. William Krause	15,000	89,254	79,500
Bernard F. (Bud) Mathaisel	15,000	89,254	60,000
Gregory E. Myers	30,000	159,122	30,000
Peter Van Camp	15,000	89,254	95,000

(6)	Mr. Myers became a member of the Board of Directors and the Audit Committee on July 18, 2006.

Additional Benefits Provided to Our Directors

Under the terms of indemnification agreements that we enter into with each of our directors, we are obligated to indemnify each director against certain claims and expenses for which the director might be held liable in connection with past or future service on the Board of Directors. In addition, our Certificate of Incorporation provides that, to the greatest extent permitted by the Delaware General Corporation Law, its directors shall not be liable for monetary damages for breach of fiduciary duty as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our Common Stock as of April 1, 2007 of (i) each beneficial owner of 5% or more of the outstanding shares of our Common Stock; (ii) each director or director nominee; (iii) each of the Named Executive Officers; and (iv) all of our directors and executive officers as a group.

	Common Stock
	Number of
	Shares	Percent of
Name of Beneficial Owner	Beneficially Held	Class(1)

T. Rowe Price Associates, Inc.(2)	2,347,350	6.5%
100 E. Pratt Street
Baltimore, MD 21202
Royce & Associates, LLC(3)	2,607,800	7.2%
1414 Avenue of the Americas
New York, NY 10019
FMR Corp.(4)	3,472,009	9.7%
82 Devonshire Street
Boston MA 02109
Barclays Global Investors, NA(5)	2,108,051	5.9%
45 Fremont Street, 17th Floor
San Francisco, CA 94105
Dave Côté(6)	608,832	1.7%
Steven J. Campbell(7)	426,896	1.2%
Craig W. Elliott(8)	492,650	1.4%
Joseph A. Graziano(9)	261,000	*
L. William Krause(10)	84,500	*
Bernard F. Mathaisel(11)	60,000	*
Gregory E. Myers(12)	35,000	*
Peter Van Camp(13)	100,000	*
Arturo Cázares(14)	235,165	*
Manuel R. Freitas(15)	148,443	*
Nelu Mihai(16)	53,333	*
David C. Yntema(17)	331,168	*
David Puglia	0	0
All directors and officers as a group (14 persons)(18)	2,900,862	7.6%

*	Less than 1%.

(1)	As of April 1, 2007, we had outstanding 35,976,326 shares of Common Stock. The persons named in this table have sole voting and/or investment power with respect to all shares of Common Stock shown as beneficially owned by them unless as otherwise noted below. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock which that person could purchase by exercising outstanding options and options that will become exercisable within 60 days of April 1, 2007, including any outstanding options which are immediately exercisable, are deemed outstanding for the purpose of computing the percentage ownership of that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each person listed on the table is c/o Packeteer, Inc., 10201 North De Anza Boulevard, Cupertino, California 95014.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2007. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on a Schedule 13G/A filed with the SEC on January 24, 2007.

(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2007.

(5)	Based on a Schedule 13G filed with the SEC on January 23, 2007. Includes 1,572,435 shares held by Barclays Global Investors, NA and 535,616 shares held by Barclays Global Fund Advisors.

(6)	Includes 608,832 shares of Common Stock issuable upon exercise of vested options within 60 days of April 1, 2007.

(7)	Includes 340,896 shares held by the Steven J. Campbell Rev Trust DTD 5/22/2000, of which Mr. Campbell is trustee, and 86,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Campbell, of which 78,500 will be vested within 60 days of April 1, 2007.

(8)	Includes 24,650 shares held by the Craig W. Elliot & Lisa A. Elliott TR Elliott Family Revocable Trust UA 11/09/99, of which Mr. Elliott is trustee, 460,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Elliott, of which 452,500 shares will be vested within 60 days of April 1, 2007, and 8,000 shares held by the Elliott Children’s Trust for the benefit of Mr. Elliott’s minor children, of which Wells Fargo is trustee.

(9)	Includes 175,000 shares held by Mr. Graziano and 86,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Graziano, of which 78,500 will be vested within 60 days of April 1, 2007.

(10)	Includes 5,000 shares held by Mr. Krause and 79,500 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Krause, of which 72,000 shares will be vested within 60 days of April 1, 2007.

(11)	Includes 60,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Mathaisel, of which 42,500 shares will be vested within 60 days of April 1, 2007.

(12)	Includes 5,000 shares held by Mr. Myers and 30,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Myers, of which 5,000 will be vested within 60 days of April 1, 2007.

(13)	Includes 5,000 shares held by Mr. Van Camp and 95,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Van Camp, of which 87,500 will be vested within 60 days of April 1, 2007.

(14)	Includes 6,000 shares held by Mr. Cázares and 229,165 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of April 1, 2007.

(15)	Includes 944 shares held by Mr. Freitas and 147,499 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of April 1, 2007.

(16)	Includes 53,333 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of April 1, 2007.

(17)	Includes 32,628 shares held by the David C. Yntema Trust, of which Mr. Yntema is trustee, and 298,540 shares of Common Stock issuable upon exercise of exercisable and vested options held by Mr. Yntema within 60 days of April 1, 2007.

(18)	Includes 605,118 shares held directly or indirectly by such individuals and 2,295,744 shares of Common Stock issuable upon exercisable options within 60 days of April 1, 2007, of which 2,215,744 shares will be vested within 60 days of April 1, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnification agreements with each of our directors and officers and certain other employees that may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the directors and officers against certain liabilities, other than liabilities arising from willful misconduct of a culpable nature, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified. We have a directors’ and officers’ insurance policy to cover our obligations under these agreements.

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of any related party transactions. Review of any related party transaction would include reviewing each such transaction for potential conflicts of interests and other improprieties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based upon (i) the copies of Section 16(a) reports which we have received from such persons for their 2006 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no Form 5 reports were required to be filed by them for 2006, the Company believes that all reporting requirements under Section 16(a) for such year were met in a timely manner by its directors and executive officers and each holder of more than 10% of the outstanding Common Stock.

STOCKHOLDER PROPOSALS AND BUSINESS

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules of the SEC. For a stockholder proposal to have been included in our proxy materials for the 2007 annual meeting, the proposal must have been received by David C. Yntema, Secretary, Packeteer, Inc., at 10201 North De Anza Boulevard, Cupertino, California 95014, our principal executive offices, not later than December 15, 2006. No stockholder proposals will be voted on at the 2007 annual meeting.

Stockholder business that is not included in our proxy materials for the 2007 annual meeting may be brought before the 2007 annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than March 24, 2007 and no later than May 3, 2007. Should a stockholder proposal be brought before the 2007 annual meeting, however, our management proxyholders will be authorized by our proxy form for the 2007 annual meeting to vote for or against the proposal, in their discretion.

Stockholder Proposals for 2008 Annual Meeting of Stockholders.  For a stockholder proposal to be included our proxy materials for the 2008 annual meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 15, 2007.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1999 Plan and the 1999 Employee Stock Purchase Plan, or the 1999 ESPP, each of which have been approved by stockholders. In addition, certain nonstatutory stock options granted under individual arrangements which have not been approved by stockholders remain outstanding. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans and individual arrangements as of December 31, 2006:

			Number of Shares
	Number of Shares to		Remaining Available for
	be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Shares
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category(1)	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,059,669	$12.144	6,418,667	(2)
Equity compensation plans not approved by security holders(3)	9,333	$0.25	0

Total	7,050,336		6,418,667

(1)	The information presented in this table excludes options we assumed in connection with the acquisition of Tacit Networks. As of December 31, 2006, 89,505 shares of our Common Stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $1.89 per share.

(2)	Includes 3,240,165 shares that are reserved for issuance under the 1999 ESPP. The shares that are reserved for issuance under the 1999 Plan and under the 1999 ESPP automatically increase on January 1 of each calendar year by a number of shares equal to 5% and 2%, respectively, of our outstanding shares as of the close of business on December 31 of the preceding calendar year.

(3)	Consists of nonstatutory options to purchase 9,333 shares of Common Stock that remain outstanding under two individual arrangements. All such options were granted before our initial public offering in July 1999 pursuant to a plan under which options are no longer granted. These options have terms of ten years and are presently exercisable.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2007 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

David C. Yntema
Secretary

Cupertino, California
April 23, 2007

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2007.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A   Proposals — The Board of Directors recommends a vote FOR all the listed nominees to serve until 2010 and FOR Proposals 2-3.

1. Election of Directors:	For	Withhold		For	Withhold
01 — Dave Côté	☐	☐	02 — Gregory E. Myers	☐	☐

	For	Against	Abstain
2. Ratification of the Audit Committee’s appointment of KPMG LLP as Packeteer’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

	For	Against	Abstain
3. In their discretion, the proxyholders are authorized to vote upon any other business that may properly come before the meeting and any adjournment or postponement thereof.	☐	☐	☐

B   Non-Voting Items
Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
 Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

         /            /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Packeteer, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2007 ANNUAL MEETING OF STOCKHOLDERS — MAY 23, 2007
The undersigned stockholder(s) of Packeteer, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement, each dated April 13, 2007, and hereby appoint(s) Dave Côté and David C. Yntema, and each of them, proxyholders and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Packeteer, Inc. to be held May 23, 2007 at 10:00 a.m., Pacific Time, at the Cypress Hotel, 10050 South De Anza Boulevard, Cupertino, California 95014, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL.
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
CONTINUED AND TO BE VOTED ON REVERSE SIDE
THANK YOU FOR VOTING